SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


                                ----------------

 INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c) AND (d
                    ) AND AMENDMENTS THERETO FILED PURSUANT
               TO 13d-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           O2Micro International Ltd.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    67107W100
                                 (CUSIP Number)

                                December 23, 2008
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [  ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [  ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 67107W100                                                PAGE 2 OF 11


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(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                            Polar Securities Inc.
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                 Canada
------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                      -0-
SHARES                     ---------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                  1,993,668
OWNED BY                   ---------------------------------------------------

EACH              7)      SOLE DISPOSITIVE POWER
                                      -0-
REPORTING                  -----------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                 1,993,668
------------------------------------------------------------------------------
      (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                 1,993,668
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                           [   ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUN IN ROW (9)
                                  5.4%
------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
                                  IA
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 67107W100                                                PAGE 3 OF 11


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   Altairis Offshore
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                      (a) [X]
                                                                      (b) [ ]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)   SOLE VOTING POWER
                                    -0-
SHARES                  ------------------------------------------------------

BENEFICIALLY      (6)   SHARED VOTING POWER
                                  613,500
OWNED BY                ------------------------------------------------------

EACH              (7)   SOLE DISPOSITIVE POWER
                                    -0-
REPORTING               ------------------------------------------------------

PERSON WITH       (8)   SHARED DISPOSITIVE POWER
                                  613,500
------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                 613,500
------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                       [   ]
------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                   1.7%
------------------------------------------------------------------------------
      (12)  TYPE OF REPORTING PERSON
                                    CO
------------------------------------------------------------------------------

Schedule 13G

CUSIP No. 67107W100                                                PAGE 4 OF 11


------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Altairis Offshore Levered
------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a) [X]
                                                                      (b) [ ]
------------------------------------------------------------------------------
(3)    SEC USE ONLY
------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                              Cayman Islands
------------------------------------------------------------------------------

NUMBER OF         (5)     SOLE VOTING POWER
                                       -0-
SHARES            -------------------------------------------------------------

BENEFICIALLY      (6)     SHARED VOTING POWER
                                  1,380,168
OWNED BY          -------------------------------------------------------------

EACH              (7)     SOLE DISPOSITIVE POWER
                                       -0-
REPORTING         -------------------------------------------------------------

PERSON WITH       (8)     SHARED DISPOSITIVE POWER
                                     1,380,168
------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                       1,380,168
------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                     [   ]
------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                         3.8%
------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                          CO
------------------------------------------------------------------------------

 Schedule 13G

CUSIP No. 67107W100                                                PAGE 5 OF 11

ITEM 1(a).     NAME OF ISSUER:

               O2Micro International Ltd (the "Company")

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The Grand Pavillion
               West Bay Road
               PO Box 32331
               SMB George Town, Grand Cayman
               E9 00000

ITEMS 2(a), 2(b) and 2(c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

           (i) Altairis Offshore, a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

          (ii) Altairis Offshore Levered, a Cayman Islands exempted company, with respect to the Shares reported in this Schedule 13G directly owned by it.

         (iii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect respect to the Shares reported in this Schedule 13G directly owned by Altairis Offshore and Altairis Offshore Levered.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:  common stock (the "Shares")

ITEM 2(e).  CUSIP NUMBER:   67107W100

Schedule 13G

CUSIP No. 67107W100                                                PAGE 6 OF 11


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
             (a)[ ]     Broker or dealer registered under Section 15 of the Act;

             (b)[ ]     Bank as defined in Section 3(a)(6) of the Act;

             (c)[ ]    Insurance Company as defined in Section 3(a)(19) of the
                       Act;

             (d)[ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

             (e)[ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule
                       13d-1(b)(1)(ii)(E);

             (f)[ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F);

             (g)[ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

             (h)[ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

             (i)[ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

             (j)[ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.
[x]

Schedule 13G

CUSIP No. 67107W100                                               PAGE 7 OF 11

ITEM 4.   OWNERSHIP.

     Polar Securities Inc. serves as the investment manager to Altairis Offshore and Altairis Offshore Levered and has voting and dispositive authority over the Shares reported in this Schedule 13G.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A. Polar Securities

        (a)   Amount beneficially owned: 1,993,668

        (b) Percent of class: 5.4% (all percentages herein are based on 36,654,440 Shares believed to be outstanding and reported to be outstanding by Bloomberg as of December 23, 2008).

        (c)   Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote: 0 Shares.

              (ii)   shared power to vote or to direct the vote: 1,993,668
                     Shares.

             (iii) sole power to dispose or to direct the disposition of: 0 Shares.

              (iv)   shared power to dispose or to direct the disposition of:
                     1,993,668 Shares

Schedule 13G

CUSIP No. 67107W100                                               PAGE 8 OF 11


         B.   Altairis Offshore

              (a)  Amount beneficially owned: 613,500

              (b)  Percent of class: 1.7%

              (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0 Shares.

                  (ii)   shared power to vote or to direct the vote: 613,500
                         Shares.

                 (iii)   sole power to dispose or to direct the disposition of:
                         0 Shares.

                  (iv) shared power to dispose or to direct the disposition of: 613,500 Shares

         C.   Altairis Offshore Levered

              (a)  Amount beneficially owned: 1,380,168

              (b)  Percent of class: 3.8%

              (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0 Shares.

                  (ii) shared power to vote or to direct the vote: 1,380,168 Shares.

                  (iii)  sole power to dispose or to direct the disposition of:
                         0 Shares.

                  (iv) shared power to dispose or to direct the disposition of: 1,380,168 Shares

Schedule 13G

CUSIP No. 67107W100                                                PAGE 9 OF 11


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           See Item 4.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not applicable.

ITEM 10.   CERTIFICATION (if filing pursuant to Rule 13d-1(c))

     Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 67107W100                                               PAGE 10 OF 11


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  January 2, 2009               Polar Securities Inc.
                                      /s/ Paul Sabourin

                                      ---------------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

                                      Altairis Offshore
                                      By:  Polar Securities Inc.
                                      /s/ Paul Sabourin

                                      ---------------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

                                      Altairis Offshore Levered
                                      By:  Polar Securities Inc.
                                      /s/ Paul Sabourin

                                      ---------------------------------------
                                      Paul Sabourin
                                      Chief Investment Officer

Schedule 13G

CUSIP No. 67107W100                                              PAGE 11 OF 11


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

     The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  January 2, 2009                Polar Securities Inc.
                                       /s/ Paul Sabourin

                                       ---------------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer

                                       Altairis Offshore
                                       By:  Polar Securities Inc.
                                       /s/ Paul Sabourin

                                       ---------------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer

                                       Altairis Offshore Levered
                                       By:  Polar Securities Inc.
                                       /s/ Paul Sabourin

                                       ---------------------------------------
                                       Paul Sabourin
                                       Chief Investment Officer